Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03

                                                                  Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03


PRICING SUPPLEMENT NO. 27 DATED September 17, 2002
(To Prospectus Dated December 4, 2001, as Supplemented December 21, 2001)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series K
                                      Due Nine Months or More From Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                             COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                                          Floating Rate Notes


Trade Date:                September 13, 2002                 Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       September 18, 2002  Principal Amount:     $20,000,000
Stated Maturity Date:      March 18, 2005      Net Proceeds:         $19,950,000
                                              Specified Currency:   U.S. Dollars

Base Rate(s): |_|   CD Rate    |_|   Eleventh District       |_|   Prime Rate
                                     Cost of Funds Rate
|_|   Commercial Paper Rate    |_|   Federal Funds Rate      |_|   Treasury Rate
|_|   CMT Rate                 |x|   LIBOR                   |_|   Other
    [Telerate Page 7051]             [Telerate Page 3750]
    [Telerate Page 7052              [Reuters Page [      ]]
             |_|  Weekly Average            [Currency: [           ]]
                            |_|  Monthly Average]

Exchange Rate Agent:       N/A

Minimum Denomination:      $1,000     Maximum Interest Rate:                 N/A
Initial Interest Rate:     2.40%      Minimum Interest Rate:                 N/A
Interest  Determination  Dates:  Two London Business Days prior to each
                                 Interest Payment Date
Interest  Factor Convention:     N/A

Index Maturity:         3 months
Interest  Reset  Dates:  Same as Interest  Payment  Dates
Spread  (plus or minus): plus 58 basis points
Spread Multiplier:      N/A
Interest Payment Dates:    Quarterly, on the 18th of
                           December, March, June, and
                           September, commencing on
                           December 18, 2002
Fixed Rate Commencement Date:          N/A
Fixed Interest Rate:                   N/A

Agent:   Countrywide Securities Corp.
Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:           Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|

Additional/Other Terms:             N/A

     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of June 30, 2002, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans did not have any secured indebtedness outstanding. As of that date, Countrywide Home Loans had $15,865,624,844 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.